Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 29, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Sinovac Biotech Ltd. on Form 20-F for the year ended December 31, 2021.  We consent to the incorporation by reference of said reports in the Registration Statements of Sinovac Biotech Ltd. on Form S-8 (FILE NO. 333-190980 and FILE NO. 333-161827).

/s/ GRANT THORNTON

Beijing, China

April 29, 2022